EXHIBIT 8

August 4, 2003

Mr. Flake Oakley

Chief Financial Officer

The Colonial BancGroup, Inc.

P.O. Box 1109

Montgomery, AL 36101

Re: Merger of The Colonial BancGroup, Inc. and Sarasota BanCorporation, Inc.

Dear Mr. Oakley:

You have requested the opinion of PricewaterhouseCoopers LLP (“the Firm”) as to certain U.S. Federal income tax consequences of the transaction contemplated by the Agreement and Plan of Merger dated June 25, 2003 (the “Agreement”), between Sarasota BanCorporation, Inc. (“ACQUIRED”), a Florida corporation, and The Colonial BancGroup, Inc. (“BANCGROUP”), a Delaware corporation, as described in detail below. Section I of this letter (the “Opinion Letter”) contains the facts and assumptions upon which our opinion is based. Section II contains our opinion (the “Opinion”) and certain qualifications of, and limitations on, the Opinion.

Capitalized terms not otherwise defined herein have the meaning set forth in the Agreement. Unless otherwise indicated, all “section” references used herein refer to the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder (the “Regulations”).

I. Facts

ACQUIRED operates as a publicly held holding company (but not publicly traded) for its wholly owned subsidiary, Sarasota Bank (the “Bank”), with its office in Sarasota, Florida. BANCGROUP, a Delaware corporation, is a publicly traded (New York Stock Exchange (“NYSE”) symbol CNB) bank holding company with a wholly-owned subsidiary, Colonial Bank. Colonial Bank currently operates in Alabama, Florida, Georgia, Nevada, Tennessee and Texas. ACQUIRED and BANCGROUP are unrelated parties. The Bank and Colonial Bank are both United States subsidiaries. BANCGROUP is substantially larger in terms of fair market value than ACQUIRED. ACQUIRED and BANCGROUP have entered into an Agreement and Plan of Merger for the business reasons and business purposes set forth in the Registration Statement on Form S-4 containing the Proxy Statement/Prospectus prepared by BANCGROUP and ACQUIRED in connection with the Merger and filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

A. The Merger

Pursuant to the Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”) and the Delaware General Corporation Law (the “DGCL”) ACQUIRED will merge with and into BANCGROUP (the “Merger”) on the effective date per the agreement (the “Effective Date”). All rights, franchises and interests of ACQUIRED and BANCGROUP, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. Upon the Merger, ACQUIRED will cease to exist and BANCGROUP will continue as the surviving corporation, carrying on ACQUIRED’s operations.

On the Effective Date, by virtue of the Merger, and without any action on the part of ACQUIRED, or any holder of ACQUIRED common stock, (i) each share of ACQUIRED common stock issued and outstanding immediately prior to the Merger (other than any share for which dissenters’ rights are exercised under the FBCA (a “Dissenting Share”)) will be exchanged for 4.6664 shares of BANCGROUP common stock, provided that the Market Value for BANCGROUP is $13.31 per share. If the Market Value is less than $13.31, then each share of ACQUIRED stock outstanding at the Effective Date shall be converted into 4.6664 of shares of BANCGROUP stock plus the holder of ACQUIRED stock shall receive a cash payment equal to $13.31 minus the Market Value of one share of BANCGROUP stock times 4.6664. If the Market Value is greater than $13.31, then each share of ACQUIRED stock shall be converted into such number of shares of BANCGROUP stock that shall equal $62.11 divided by the Market Value of BANCGROUP common stock. The Market Value shall be the average of the closing prices of the BANCGROUP common stock as reported by the NYSE on each of the ten (10) trading days ending on the trading day five (5) trading days immediately preceding the Effective Date.

In the event that the Effective Date does not occur on a date on or prior to the record date for payment of BANCGROUP’s regular quarterly cash dividend that is presently anticipated to be declared on October 15, 2003 with a record date of October 24, 2003, if such a dividend is actually declared, the amount of Merger Consideration payable to the shareholders of ACQUIRED shall be increased by an amount equal to the per share amount of such dividend multiplied by the number of shares of BANCGROUP common stock to be issued to the shareholders of ACQUIRED on the Effective Date, such amount to be payable in cash to shareholders of ACQUIRED on a pro rata basis (“contingent cash consideration”).

No fractional shares of BANCGROUP common stock shall be issued, and each holder of shares of ACQUIRED stock having a fractional interest arising upon the conversion of such shares into shares of BANCGROUP stock shall, at the time of the surrender of the certificates previously representing ACQUIRED stock, be paid by BANCGROUP an amount in cash equal to the Market Value of such fractional share.

BANCGROUP and ACQUIRED anticipate that, on or after the Effective Date, the Bank may merge with and into Colonial Bank. The timing and structure of the subsidiary bank merger have not been finalized. The subsidiary merger will commence at the discretion of BANCGROUP with full cooperation of ACQUIRED.

B. Dissenting Shares

Pursuant to the Agreement, ACQUIRED shareholders that do not wish to participate in the Merger are entitled to certain rights provided under the FBCA. Under the FBCA, dissenters generally would be entitled to consideration other than an equity interest in BANCGROUP in an amount equal to the fair value of their interest in ACQUIRED before the merger. Any ACQUIRED shareholder that perfects their rights as a dissenting shareholder under the FBCA will be compensated as such by BANCGROUP.

C. Tax Treatment

The Agreement provides that ACQUIRED and BANCGROUP expect the Merger to be recognized as a reorganization under section 368.

II. Opinion

For purposes of the Opinion set forth below, we have reviewed and relied upon the copies or originals, certified or otherwise identified, of the following documents, including all schedules and exhibits attached thereto: (i) the Agreement; (ii) the Registration Statement on Form S-4 containing the Proxy Statement/Prospectus prepared by BANCGROUP and ACQUIRED in connection with the Merger and filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; and (iii) factual representations from officers of both BANCGROUP and ACQUIRED provided in connection with the Merger as follows:

Representations from BANCGROUP

1.	The aggregate fair market value of the BANCGROUP common stock and cash (including cash provided in lieu of fractional BANCGROUP common shares and contingent cash consideration (if applicable, as described in the “Proxy Statement/Prospectus” relating to the timing of the Effective date in relation to the anticipated dividend to be declared on October 15, 2003)) paid to each ACQUIRED shareholder will be approximately equal to the fair market value of the ACQUIRED stock surrendered pursuant to the Merger, and the terms of the Merger were determined by arm’s-length negotiations between the management of ACQUIRED and BANCGROUP.

2.	Consideration other than common stock in BANCGROUP (including the consideration paid to dissenting shareholders, cash in lieu of fractional shares of BANCGROUP common stock, and contingent cash consideration (if applicable, as described in the “Proxy Statement/Prospectus” relating to the timing of the Effective date in relation to the anticipated dividend to be declared on October 15, 2003)) will represent no more than fifty (50) percent of the total consideration paid to the ACQUIRED shareholders pursuant to the transaction.

3.	BANCGROUP will provide any and all the consideration to which dissenting shareholders are entitled under the FBCA.

4.	BANCGROUP has no plan or intention to sell or otherwise dispose of any of the assets of ACQUIRED or Sarasota Bank acquired in the transaction, other than dispositions in the ordinary course of business or transfers to controlled corporations or partnerships as described in section 368(a)(2)(C) and the regulations thereunder.

5.	Following the transaction, BANCGROUP and/or members of BANCGROUP’s “qualified group” (as defined in Treasury Regulation Section 1.368-1(d)(4)) will continue the historic business conducted by ACQUIRED and its subsidiaries or use a significant portion of those business assets in a business.

6.	BANCGROUP will pay its respective expenses, if any, incurred in connection with the transaction and BANCGROUP will not pay expenses of ACQUIRED nor the shareholders of ACQUIRED.

7.	There is no intercorporate indebtedness existing between BANCGROUP and ACQUIRED that was issued, acquired, or will be settled at a discount.

8.	BANCGROUP is not an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) (generally, a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose assets are stock and securities and 80 percent or more of the value of whose assets are held for investment).

9.	BANCGROUP is not a debtor under the jurisdiction of a court in a Title 11 or similar case. For purposes of the foregoing, a “Title 11 or similar case” means a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

10.	At the time of the transaction, the fair market value of the assets of ACQUIRED transferred to BANCGROUP will equal or exceed the sum of the liabilities assumed by BANCGROUP in the Merger, plus the liabilities, if any, to which ACQUIRED’s assets are subject.

11.	The facts relating to the Merger, which facts are described in the Proxy Statement/ Prospectus, insofar as such facts pertain to BANCGROUP, are true, correct and complete in all material respects, and insofar as such facts pertain to ACQUIRED, the undersigned has no reason to believe that such facts are not true, accurate and complete in all material respects.

12.	The Merger will be effectuated as set forth in the Proxy Statement/Prospectus and in a manner consistent with the terms and conditions provided in the Agreement. There is no plan or intention on the part of BANCGROUP to waive any terms and conditions prescribed in the Agreement.

13.	The Merger will be effectuated in accordance with Delaware law and to the extent applicable, Florida law, as in effect at the Effective Date.

14.	All transactions described in the Proxy Statement/Prospectus have been duly documented and were effected in a manner that complies with all applicable legal and regulatory requirements.

15.	At all times relevant to the transactions contemplated by the Agreement, BANCGROUP was and is a duly formed corporation in good standing under Delaware law.

16.	Neither (i) any other corporation that is a member of BANCGROUP’s affiliated group nor (ii) any other corporation that is related to BANCGROUP (within the meaning Treasury Regulation Section 1.368-1(e)(3)(i)(B)) has any plan or intention to acquire any of the BANCGROUP stock issued in the transaction.

17.	None of the consideration paid by BANCGROUP pursuant to the Merger is provided in exchange for the performance of services to ACQUIRED or BANCGROUP.

18.	BANCGROUP will not take any position in or with respect to any U.S. federal, state, local, or non-U.S. tax return, that is inconsistent with the treatment of the transaction as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

19.	The payment of cash in lieu of fractional shares of BANCGROUP common stock is solely for the purpose of avoiding the expense and inconvenience to BANCGROUP of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the shareholders instead of issuing fractional shares of BANCGROUP common stock will not exceed one percent of the total consideration that will be issued in the transaction to the ACQUIRED shareholders. The fractional share interests of each shareholder will be aggregated and no shareholder will receive cash in an amount greater than one full share of BANCGROUP common stock.

20.	BANCGROUP has no plan or intention to dispose of or lose control of Sarasota Bank within the meaning of I.R.C. Section 368(c)(1).

Representations from ACQUIRED

1.	The aggregate fair market value of the BANCGROUP common stock and cash (including cash provided in lieu of fractional BANCGROUP common shares and contingent cash consideration (if applicable, as described in the “Proxy

Statement/Prospectus” relating to the timing of the Effective date in relation to the anticipated dividend to be declared on October 15, 2003)) received by each ACQUIRED shareholder will be approximately equal to the fair market value of the ACQUIRED stock surrendered pursuant to the Merger, and the terms of the Merger were determined by arm’s-length negotiations between the managements of ACQUIRED and BANCGROUP.

2.	The liabilities of ACQUIRED assumed by BANCGROUP in the Merger and the liabilities to which ACQUIRED’s assets are subject were incurred by ACQUIRED in the ordinary course of its business.

3.	Each of ACQUIRED and the ACQUIRED shareholderswill pay its respective expenses, if any, incurred in connection with the transaction and will not pay any respective BANCGROUP expenses, if any.

4.	Pursuant to the terms of the Agreement, ACQUIRED shareholders may assert their right to dissent to the Merger in accordance with the FBCA.

5.	ACQUIRED will not provide any of the consideration to which dissenting shareholders are entitled under the FBCA. It is the ACQUIRED’s understanding that BANCGROUP will pay such consideration, if necessary.

6.	There is no intercorporate indebtedness existing between BANCGROUP and ACQUIRED that was issued, acquired, or will be settled at a discount.

7.	ACQUIRED is not an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) (generally, a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose assets are stock and securities and 80 percent or more of the value of whose assets are held for investment).

8.	ACQUIRED is not a debtor under the jurisdiction of a court in a Title 11 or similar case. For purposes of the foregoing, a “Title 11 or similar case” means a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

9.	At the time of the transaction, the fair market value of the assets of ACQUIRED transferred to BANCGROUP will equal or exceed the sum of the liabilities assumed by BANCGROUP in the Merger, plus the liabilities, if any, to which ACQUIRED’s assets are subject.

10.	The facts relating to the Merger, which facts are described in the Proxy Statement/ Prospectus, insofar as such facts pertain to ACQUIRED, are true, correct and complete in all material respects, and insofar as such facts pertain to BANCGROUP, the undersigned has no reason to believe that such facts are not true, accurate and complete in all material respects.

11.	The Merger will be effectuated as set forth in the Proxy Statement/Prospectus and in a manner consistent with the terms and conditions provided in the Agreement. There is no plan or intention on the part of ACQUIRED to waive any terms and conditions prescribed in the Agreement.

12.	To ACQUIRED’s knowledge, the Merger will be effectuated in accordance with Delaware law and, to the extent applicable, Florida law, as in effect at the Effective Date.

13.	To ACQUIRED’s knowledge, all transactions described in the Proxy Statement/Prospectus have been duly documented and were effected in a manner that complies with all applicable legal and regulatory requirements.

14.	To ACQUIRED’s knowledge, at all times relevant to the transactions contemplated by the Agreement, ACQUIRED was and is a duly formed corporation in good standing under Florida law.

15.	ACQUIRED has not made any extraordinary dividends or distributions with respect to the ACQUIRED common stock in contemplation of or as part of the Merger or redeemed any ACQUIRED common stock in contemplation or as part of the Merger.

16.	Immediately prior to the Merger, ACQUIRED and its subsidiaries continue to operate their historic banking business and continue to use a significant portion of their historic business assets in this business.

17.	None of the compensation received by any shareholder-employees of ACQUIRED will be separate consideration for, or allocable to, any of their shares of ACQUIRED common stock. None of the shares of BANCGROUP received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement.

18.	ACQUIRED will not take any position in or with respect to any U.S. federal, state, local, or non-U.S. tax return, that is inconsistent with the treatment of the transaction as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

19.	At the time of the merger, Sarasota Bank will not have outstanding any warrants, options, convertible securities, or any other right pursuant to which any person could acquire stock in Sarasota Bank that, if exercised or converted, would affect BANCGROUP’s acquisition or retention of control of Sarasota Bank, as defined in I.R.C. Section 368(c)(1).

We have assumed that all such representations are true, correct, complete, and not breached as of the date hereof, and that no actions that are inconsistent with such representations will be taken.

In addition, we have assumed that (i) the statement of facts in Section I hereof is a complete and accurate statement of the material facts relating to the Merger, (ii) both BANCGROUP and ACQUIRED will comply with all reporting obligations with respect to the Merger required under both the Code and the Regulations; and (iii) all signatures on all documents presented to us are genuine, all documents submitted to us as originals or reproductions thereof are accurate originals or reproductions thereof, all information submitted to us was accurate, true and authentic, and all persons executing and delivering originals or copies of documents examined by us were duly authorized and competent to execute and deliver such documents. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions, could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by BANCGROUP or ACQUIRED as to the U.S. federal income tax consequences of any aspect of the Merger.

Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that, provided that the Merger is effectuated in accordance with Delaware and Florida law, the Merger will constitute a tax-free reorganization described in section 368(a)(1)(A) of the Code.

As such, the Merger will have the following U.S. federal income tax consequences:

1)	Pursuant to section 1032, no gain or loss will be recognized by BANCGROUP as a result of the Merger;

2)	Pursuant to section 361, no gain or loss will be recognized by ACQUIRED as a result of the Merger;

3)	Pursuant to sections 354 and 356, the ACQUIRED shareholders’ gain, if any, will be recognized, but in an amount not in excess of the fair market value of the consideration, other than BANCGROUP common stock, received in exchange for their stock in ACQUIRED. This gain may be characterized as capital gain or ordinary income.

4)	Pursuant to section 358, the tax basis of the BANCGROUP common stock received by each ACQUIRED shareholder will equal the tax basis of such shareholder’s ACQUIRED shares surrendered in the Merger, decreased by the fair market value of the consideration (other than BANCGROUP common stock) and the amount of cash received by such ACQUIRED shareholder in the Merger and increased by (i) the amount of gain, if any, recognized by such ACQUIRED shareholder on the receipt of such other consideration and (ii) the amount, if any, which is treated as a dividend;

5)	The holding period of the BANCGROUP common stock received by the ACQUIRED shareholders will include the holding period during which the ACQUIRED common stock surrendered in exchange therefore was held, provided that such stock is held as a capital asset in the hands of the ACQUIRED shareholders on the date of the exchange under section 1223(1); and

6)	The cash received by an ACQUIRED shareholder in lieu of a fractional share interest of BANGROUP common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BANCGROUP stock which he or she would otherwise be entitled to receive and will qualify for either capital gain or loss treatment, provided that such stock is held as a capital asset in the hands of the ACQUIRED shareholder on the date of the exchange under section 1223(1).

Caveats and Limitations

The conclusions reached in this Opinion represent and are based upon our best judgment regarding the application of federal income tax laws arising under the Code, judicial decisions, administrative regulations, published rulings and other tax authorities existing as of the date of this Opinion. This Opinion is not binding upon the Internal Revenue Service or the courts and there is no guarantee that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. PricewaterhouseCoopers LLP undertakes no responsibility to advise any party or shareholder of any new developments in the application or interpretation of the federal income tax laws.

This Opinion does not address any federal tax consequences of the transactions set forth herein, or transactions related or proximate to such transactions, except as specifically set forth herein. This Opinion does not address any state, local, foreign, or other tax consequences that may result from any of the transactions set forth herein, or transactions related to such transactions.

This Opinion is based upon the representations, documents, facts and assumptions that have been included or referenced herein and the assumption that such information is accurate, true, and authentic. This Opinion does not address any transactions other than those described herein. This Opinion does not address any transactions whatsoever if all the transactions described herein are not consummated as described herein without waiver or breach of any material provision thereof or if the assumptions set forth herein are not true and accurate at all relevant times. In the event any one of the facts or assumptions is incorrect, in whole or in part, the conclusions reached in this Opinion might be adversely affected.

Very Truly Yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP